Exhibit 10.17

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

December 6, 2013

Personal & Confidential

Mr. Gregory Perry

500 Washington Road

Barrington, RI 02806

Dear Greg:

It is my pleasure to offer you the position of Chief Financial and Business Officer at Eleven Biotherapeutics, Inc. (“the Company” or “Eleven Bio”) reporting to Abbie Celniker, PhD, Chief Executive Officer. Your hire date will be December 9, 2013 (the “Commencement Date”). This letter and accompanying enclosures summarize important details about your employment.

1. Full-Time and Best Efforts: As Eleven Bio’s CFO and CBO, which is a full-time position, we expect that you will devote substantially all of your working time to the performance of your Company duties in a satisfactory manner and to the best of your abilities at all times. You shall not engage in any other business or occupation during your employment here, including, without limitation, any activity that conflicts with the interests of the Company, interferes with the proper and efficient performance of your duties for the Company, or interferes with your exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude you from serving, with the prior written consent of the CEO and/or Board of Directors (the “Board”), as a member of the boards of directors or advisory boards of non-competing businesses and charitable organizations; provided, however, that such activities shall be limited by you so as not to interfere, individually or in the aggregate, with your performing your job.

2. Compensation: You are eligible to receive a bi-weekly salary of $13,076.92 (equivalent to $340,000 when annualized), which will be subject to all applicable tax reporting and withholding. You will be considered for a merit review in conjunction with your performance review (which generally are conducted annually) and consistent with the Company’s compensation practices, as determined by the Board. Given your anticipated start date, your first performance review would be Q12015 for 2014 performance.

3. Stock: Subject to and upon approval by the Board, you will be granted an option to purchase 925,500 shares of the Company’s common stock at a price per share equal to the fair market value of common stock on the date of the award. Subject to your continued employment on the vesting dates, the stock option will vest over four (4) years at the rate of 25% on the first anniversary of the Commencement Date and an additional 6.25% per quarter for the next twelve successive quarters of employment. This option grant shall be subject to all terms, vesting

215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911 FAX: 617-858-0911

schedules, limitations, restrictions and termination provisions set forth in the Company’s 2009 Stock Incentive Plan and in a separate option agreement that shall be executed by you and the Company to evidence the grant of the options (collectively, the “Equity Documents”).

4. Annual Bonus: You will be eligible for an annual target bonus of up to 30% of your base salary contingent upon your individual and our Company performance. The determination of whether a bonus will be granted, and the amount of any such bonus, will be determined by the Company in its reasonable good faith discretion. Your bonus for 2014 performance, if any, will be payable no later than March 15, 2015. All subsequent annual bonuses, if any, will be payable no later than March 15 of the year following the year in which they were earned. Please note that you must be employed on the date bonuses, if any, are paid, in order to be eligible for such a payment.

5. Employee Benefits; Expenses: The Company offers a comprehensive benefit package that includes group health, dental and vision plans as well as life and disability and time-off benefits. Your eligibility to participate in these plans and receive benefits thereunder will be subject to the plan documents governing such benefits. Notwithstanding the foregoing, you understand and agree that nothing contained herein will require the Company to establish or maintain any fringe benefits and any such benefits may be modified, amended, terminated or cancelled at any time by the Company in its sole and absolute discretion. A summary of our employee benefits program is enclosed for your perusal.

During your employment, the Company shall pay (or promptly reimburse you) for documented, out-of-pocket expenses reasonably incurred by you in performing your job, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses. In addition to the above, you will be eligible for an apartment rental allowance of up to $2,000 per month for your use towards renting a suitable apartment in the Cambridge, MA area and in no event will it continue longer than 24 months from the Commencement Date or until your annual base salary is at $370,000, whichever event comes first. Please note that in order to maintain eligibility for the housing allowance benefit (and any other expense-related items), you must comply with all applicable expense and reimbursement-related policies. Eleven Bio also will reimburse you for up to $3,000 in legal fees incurred by you in connection with the negotiation and finalization of this letter.

Please also note that all in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911 FAX: 617-858-0911

6. Vacation Time: As a full time employee of the Company, you will be eligible for up to fifteen (15) paid vacation days that are accrued on a monthly basis at a rate of 1.25 days (10 hours) per month of full time employment. The use of vacation is governed by the Company’s vacation pay policy.

7. Term of Employment: It is important for you to understand that you will be an employee “at will”. This means that you will have the right to terminate your employment relationship with Eleven Bio at any time for any or no reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any or no reason. Your employment and this letter will be governed by the laws of Massachusetts.

8. Severance Benefits: Notwithstanding the foregoing, in the event that Eleven Bio terminates your employment without Cause or you resign with Good Reason (in either case a “Qualifying Termination”), you will be eligible for the benefits outlined in sub-paragraphs A, B or C (the “Severance Benefits”), subject to the terms set forth in this letter:

A.	If a Qualifying Termination occurs before the six month anniversary of the Commencement Date and while the Company is privately held: (i) Eleven Bio will pay you severance in the form of continuation of your base salary for a total of six (6) months, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter, beginning on the Company’s first regular payroll date that occurs thirty (30) days after the date of termination of your employment; (ii) subject to the terms and conditions provided for in COBRA, and subject to your timely election of COBRA and copayment of premium amounts at the active employee’s rate, the Company shall pay its then current share of premium payments for group health and dental program after the termination date through (1) your severance period as outlined above, or (2) the date you become employed with benefits substantially comparable to the benefits provided under the corresponding Company plan (as determined by the Company), or (3) the date you become ineligible for COBRA benefits; provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Internal Revenue Code of 1986, as amended (the “Code”) and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. You shall be responsible for the entire COBRA premium should you elect to maintain this coverage after the earlier of the dates specified in sections 8.A.(ii)(1)-(3) above; and (iii) the Company will accelerate the vesting of a portion of your initial equity grant such that 25% (i.e., an option to purchase 231,375 shares of common stock) of that initial grant vests and becomes fully exercisable as of the termination date.

215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911 FAX: 617-858-0911

B.	If a Qualifying Termination occurs on or after the six month anniversary of the Commencement Date (but before a “Change of Control” (as defined in the 2009 Stock Incentive Plan)) or after the Company consummates a public stock offering on a U.S.-based stock exchange whereby its shares are offered for sale to the public, whichever event is earlier, Eleven Bio will: (i) pay you severance in the form of continuation of your base salary for a total of 12 months (on the same terms and conditions described in section 8.A.i above); (ii) subject to the same terms, conditions, and limitations described in section 8.A.(ii) above, pay its then current share of premium payments for group health and dental program after the termination date through (1) your 12-month severance period, or (2) the date you become employed with benefits substantially comparable to the benefits provided under the corresponding Company plan (as determined by the Company), or (3) the date you become ineligible for COBRA benefits; and (iii) accelerate the vesting of your then outstanding unvested equity grants, if any, such that you are credited with an additional 12 months of vesting as of the termination date for any such outstanding unvested equity grants.

C.	If a Qualifying Termination occurs within twelve (12) months after a “Change of Control” (as defined in the 2009 Stock Incentive Plan), then: (i) you will be eligible for the same severance payments and COBRA premium assistance as set forth in sections 8.B.i-B.ii above, subject to the same terms, conditions, and limitations as described therein; (ii) an annual target bonus payment (as described in section 4) that is prorated based upon the length of service to the Company for the year in which termination occurs, to be paid in Q1 of the year following termination; and (iii) the vesting of 100% of your then outstanding unvested equity grants shall be accelerated, such that all unvested equity grants vest and become fully exercisable or non-forfeitable as of the termination date. Notwithstanding the foregoing, you will not be eligible for the Severance Benefits in this section 8.C. if the Change of Control occurs on or before the six month anniversary of the Commencement Date and the entity involved in the Change of Control is [**]; in such instance, you will be eligible for the Severance Benefits in section 8.B.

For the sake of clarity, it shall not be a “Qualifying Termination” if your employment terminates because of your death or due to your suffering a Disability (as defined below).

D.	The Severance Benefits will be subject to the following terms:

i. Solely for purposes of Section 409A of the Code, each salary continuation payment is considered a separate payment.

215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911 FAX: 617-858-0911

ii. Any severance or other benefits under this offer letter will begin only upon the date of your “separation from service” (as defined under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h)) which occurs on or after the date of termination of the employment. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company, or any of its parents, subsidiaries or affiliates, at the time your employment terminates), any severance benefits payable that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this section shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

Further, if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date your separation from service becomes effective, any severance benefits payable hereunder that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date as described above. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A of the Code, but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

iii. Eleven Bio’s obligations to make the above payments and provide the above benefits will be contingent upon your execution of and compliance with a release of claims (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the thirty (30) days following your termination of employment, or, if later, such date that is twenty-one (21) days plus seven (7) days revocation period after the date Eleven Bio has delivered the Release to you for execution. In addition, you must comply with all post-employment obligations, including those in the Employee Non-Competition, Non- Solicitation, Confidentiality and Assignment Agreement that must sign as a condition of employment.

215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911 FAX: 617-858-0911

iv. You agree to give prompt written notice of any reemployment during the Severance Period which results in eligibility for comparable medical and dental benefits. If the Company makes any overpayment of COBRA Benefits, you agree to promptly return any such overpayment to the Company. The foregoing shall not create any obligation on your part to seek reemployment after the date of termination of your employment.

9. Definitions: For purposes of this letter agreement, “for Cause” shall mean the Company has complied with the “Cause Process”, as defined below, following your committing one or more of the following (each a “Cause Condition”): (i) an act of material dishonesty involving the Company, embezzlement, or misappropriation of assets or property of the Company; (ii) gross negligence or willful misconduct in connection with the performance of your duties, theft, fraud or breach of fiduciary duty to the Company; (iii) your willful, sustained, or repeated failure to substantially perform the duties or obligations of your position (other than due to illness or injury); (iv) a violation of federal or state securities law; (v) the commission of a felony or any crime involving moral turpitude, including a plea of nolo contendre; (vi) a material breach of any of the Company’s written policies related to conduct or ethics; or (vii) a material breach of the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (copy attached) executed in accordance with this letter agreement or any other agreement between you and the Company.

“Cause Process” shall mean that (i) the Company reasonably determines, in good faith, that one of the Cause Conditions has occurred; (ii) the Company notifies you in writing of the first occurrence of the Cause Condition within thirty (30) days of becoming aware of such condition; (iii) the Company cooperates in good faith with your efforts, for a period not less than thirty (30) days following such notice (the “Cause Cure Period”), to remedy the Cause Condition; (iv) notwithstanding such efforts, the Cause Condition continues to exist; and (v) the Company terminates your employment within thirty (30) days after the end of the Cause Cure Period, provided that the Company will not be required to provide a Cause Cure Period in the event that a Cause Condition (x) is of the type described in clauses (i), (ii), (v) or (vi) of the first sentence of this paragraph; (y) is incapable of being cured; or (z) is required to be publicly disclosed under applicable securities law.

If you cure to the Company’s satisfaction any Cause Condition during the applicable Cause Cure Period, Cause shall be deemed not to have occurred. If the Company is not required to provide a Cause Cure Period, the Cause Process will be satisfied if the Company notifies you in writing of the first occurrence of the Cause Condition within thirty (30) days of the CEO becoming aware of such condition and terminates your employment within thirty (30) days of such notice. You are eligible for no more than two “cure” opportunities during your employment.

“Good Reason” shall mean you have complied with the “Good Reason Process” as defined below, following the occurrence of one or more of the following events: (i) any material adverse change in your compensation, title, or material responsibilities, (ii) the relocation of your primary place of work more than thirty (30) miles from the Company’s location on the Effective Date of this Agreement, or (iii) the material breach by the Company of any provision of this letter agreement or any other employment-related agreement between the Company and you (as defined below).

215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911 FAX: 617-858-0911

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that one of the foregoing “Good Reason” conditions has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding the foregoing, should you be suspended pending any investigation, such suspension shall not be grounds for “Good Reason.”

“Disability” shall mean your inability (as determined by the Company in good faith) to perform the essential functions of your position due to physical or mental disability (after taking into account the Company’s obligation to provide reasonable accommodations in accordance with the Americans with Disabilities Act of 1990 or analogous state law), which continues for a period of 90 days (whether or not consecutive) during any 12-month period. In connection with any determination regarding your possible Disability, you shall have the right to provide to the Company, and the Company shall consider in good faith, any physical or mental evaluation performed by a competent physician of your selection.

10. Company Agreement and Employment Eligibility; General: The offer of employment is contingent upon your signing the Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (“Employee Agreement”) and completing the I-9 Employment Verification Form. Both are enclosed with this letter. Please sign and return with the acceptance of this offer one copy of this letter and one copy of the Employee Agreement. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements.

In addition, by signing below, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing or limiting you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You also agree that you will not disclose to anyone at the Company, bring onto Company premises, or use in the course of your employment at the Company, any confidential information or trade secrets belonging to any former employer or to any other entity.

11. Transition Period: Notwithstanding any other provision of this Agreement, during the period from the Commencement Date through December 31, 2013 (the “Transition Period”), you will be required to devote only one day each week to your duties for the Company, with the understanding and agreement that you may devote the balance of each week to the fulfillment of

215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911 FAX: 617-858-0911

your duties as Interim Chief Financial Officer of InVivo Therapeutics Holdings, Co. You will be paid at twenty percent (20%) of your base salary during the Transition Period and will not be eligible for Company benefits until January 1, 2014, at which time you will be expected to devote substantially all of your working time to the performance of your Company duties as set forth in Section 1 of this letter above.

This letter (and the plans, documents, and policies referenced herein) constitutes our entire offer regarding the terms and conditions of your prospective employment with the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The offered terms described herein cannot be modified except in writing by you and me. This offer, unless accepted, will expire on Monday, December 9, 2013. You may indicate your acceptance of this offer by signing on the appropriate space below and returning to my attention at Eleven Bio.

We are thrilled you are joining the leadership team at Eleven. Please contact me or Barbara if you have any questions or need more information.

Sincerely,

/s/ Abbie Celniker

Abbie Celniker, PhD President and CEO

I accept the above terms of employment as stated:

/s/ Gregory D. Perry	December 8 , 2013
Gregory D. Perry	Date

Enclosures:

•	Summary of Eleven Bio Benefits and related costs

•	Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (2 copies)

•	I-9 Employment Verification Form

215 First Street, Suite 400, Cambridge, MA 02142	PHONE: 617-871-9911 FAX: 617-858-0911